UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) September 15, 2008
GENERAL MOTORS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	38-0572515
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02 Unregistered Sale of Equity Securities
     Pursuant to an agreement entered into on September 15, 2008 (the “Agreement”), on September19, 2008, General Motors Corporation (“GM”) issued an aggregate of 28,300,000 shares of its common stock, par value $1 2/3 per share (the “Common Stock) in exchange for $321,981,326 principal amount of its 1.50% Series D Convertible Senior Debentures due 2009 (the “Debentures”), beneficially owned by a qualified institutional holder of the Debentures. The Agreement provided that the amount of Common Stock GM exchanged for the Debentures was based on the daily volume weighted average price of the Common Stock on the New York Stock Exchange (“NYSE”) during a four day pricing period.
     GM did not receive any cash proceeds as a result of the exchange of its Common Stock for the Debentures, which Debentures have been retired and cancelled. GM entered into the Agreement to reduce its debt and interest costs, increase its equity and, thereby, improve its liquidity.
     The issuance of the Common Stock as described above was made by GM pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of such act on the basis that this offer constituted an exchange with an existing holder of GM securities and no commission or other remuneration was paid to any party for soliciting such exchange.
      GM will from time to time consider entering into additional exchanges of the type mentioned above on an opportunistic basis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION (Registrant)
Date: September 19, 2008	By:	/s/Nick S. Cyprus
Nick S. Cyprus, Controller and
Chief Accounting Officer